SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 8-K


                      Pursuant to Section 13 or 15(d)
                 of the Securities Exchange Act of 1934



Date of Report (date of earliest event reported): November 26, 1996



                         AUDIOVOX CORPORATION
         (Exact name of registrant as specified in its charter)



         DELAWARE                1-9532          13-1964841
(State or other jurisdiction  (Commission     (I.R.S. Employer
 of Incorporation or           File Number)    Identification
 organization)                                      Number)



150 Marcus Boulevard, Hauppauge, New York          11788      (Address
of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:(516) 231-7750



                                NONE
(Former name, former address and former fiscal year, if changed since last report)

Item 5.    Other Events
           On November 26, 1996, Audiovox Corporation (the "Company") announced that it completed the exchange offer for its 6 1/4% Convertible Subordinated Debentures due 2001 ("Debentures") for Class A Common Stock. Approximately $41.2 million of the Debentures were exchanged for approximately 6.8 million shares of the Company's Class A Common Stock.

Item 7.    Exhibits.
1.    Press release dated November 26, 1996.

                             SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on it behalf by the undersigned hereunto duly authorized.
                                   AUDIOVOX CORPORATION


Dated:  December 2, 1996           By:s/Charles M. Stoehr
                                      Charles M. Stoehr
                                      Senior Vice President and
                                      Chief Financial Officer

FOR IMMEDIATE RELEASE                        Michael Stoehr
                                             Audiovox Corporation
                                             (516) 231-7750

                                             Joe Kist
                                             Edelman Financial
                                             (212) 704-8239

        AUDIOVOX ANNOUNCE $35.8 MILLION NET EQUITY INCREASE

                Bond Exchange Offer completed at 63%

HAUPPAUGE, New York, November 26, 1996-- Audiovox Corporation (AMEX:
VOX) today announced a net increase in stockholders' equity of approximately $35.8 million as a result of the successful completion of the Company's Exchange Offer. Approximately $41.2 million of the Company's $65 million 6 1/4% Convertible Subordinated Debentures due 2001 exchanged for approximately 6.8 million shares of the Company's Class A Common Stock. As a result of this transaction, the total number of Class A and Class B Common shares outstanding will be 16,291,303.

As previously reported, the accounting of this exchange results in a non-cash charge of approximately $24.8 million and a current tax liability of approximately $2.9 million. The Company indicated that this non-cash charge is offset by an increase in paid in capital.

John J. Shalam, Chairman, President and CEO, stated, "We are pleased that nearly 63% of our Bondholders responded to the Company's Exchange Offer. We appreciate the Bondholders' confidence in Audiovox and their willingness to become stockholders in our Company. This increase in the Company's equity will further strengthen our balance sheet and should give us a solid foundation to continue participation in the growth of the wireless and automotive industries."

Audiovox Corporation markets cellular telephones and accessories, automotive aftermarket sound and security equipment, as well as other aftermarket automotive accessories.

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